Exhibit 10.9
December 23, 2008
J. Mack Robinson
Peachtree Insurance Center
4370 Peachtree Road, NE
Atlanta, Georgia 30319

RE:	Gray Television, Inc.
Dear Mr. Robinson:
     This letter sets forth our mutual agreement with respect to consulting services which you may provide to Gray Television, Inc. (“Company”) from time to time with respect to Company’s buying, selling, renting and operation of its television stations.
     At Company’s request from time to time, you agree to consult with and advise Company with respect to its television stations and all related matters in connection with various proposed or existing television stations. Company will provide you with reasonable advance notice (not less than 24 hours) of when your consulting services may be required. Company will pay you for your services monthly at the rate of $400,000 per year. Company will also reimburse you for reasonable and documented travel and related expenses incurred at Company’s request. In the event that any such expenses are incurred by you which are partially attributable to a third party other than Company, such expenses shall be prorated between Company and such third party based on the time expended by you.
     Such expenses will be reimbursed in accordance with the Company’s reimbursement policy but no later than the end of the calendar year following the calendar year in which the expenses were incurred.
     In performing your services it is agreed that you shall be an independent contractor. You agree to pay and indemnify and hold harmless Company and each of its affiliates from, all liability for federal, state and local taxes or withholdings of any kind arising out of any payment to you for your consulting services. You shall also be responsible for all tax reporting and filings required to be made or paid by you. Company will have no obligation to pay or provide you with employment or fringe benefits of any kind.

     You acknowledge and agree that in conjunction with the consulting services, you will be exposed to certain non-public, valuable and proprietary information and data of Company (collectively, the “Confidential Information”). You agree that you will not, directly or indirectly, use, reproduce or copy any Confidential Information or disclose, distribute, license, disseminate or otherwise communicate any Confidential Information to any person for any purpose other than on behalf of and at the express direction of Company. With regard to each item of Confidential Information constituting a “trade secret” under applicable law, the covenant in the immediately preceding sentence shall apply until such information no longer constitutes a trade secret; and with regard to each item of Confidential Information that does not constitute a trade secret, the covenant in the immediately preceding sentence shall apply at all times during which you render consulting services to Company and for three (3) years after the last date that you render consulting services to Company. You agree to deliver to Company upon request all memoranda, notes, work product, copies, abstracts, versions, records, drawings, manuals or other documents, and all copies thereof, concerning Confidential Information and all similar data or information of Company or any of its affiliates or any of the employees, customers, clients, consultants or agents of Company or any of its affiliates. The provisions of this paragraph shall survive any termination of this agreement.
     Company will review this arrangement with you at the end of one year to determine whether to extend, alter or terminate the arrangement. If this letter correctly sets forth our understanding with respect to the matters contained herein, please execute a copy of this letter and return it to the undersigned at your earliest convenience.

Very truly yours, GRAY TELEVISION, INC.
By:	/s/ Robert S. Prather, Jr.
Robert S. Prather, Jr.

Title:	President

Date:	December 23, 2008

Agreed and Accepted This
23 Day of December, 2008.
/s/ J. Mack Robinson
J. Mack Robinson